Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: AUGUST 19, 2010		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2010,
DECLARES REGULAR QUARTERLY CASH DIVIDEND,
SETS FISCAL 2011 CASH DIVIDEND RATE, AND REPORTS ON OTHER MATTERS

Cincinnati, OH; August 19, 2010 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•
reported fourth quarter net sales of $63,886,000, an increase of 27.3% compared to the same period of the prior fiscal year; reported fourth quarter net income of $727,000 or $0.03 per share, compared to a net loss of $(257,000) or $(0.01) per share for the same period of the prior fiscal year;

•
reported fiscal 2010 net sales of $254,402,000, an increase of 8.8% compared to fiscal 2009; reported fiscal 2010 net income of $1,424,000 or $0.06 per share, compared to a net loss of $(13,414,000) or $(0.62) per share in fiscal 2009.  Pre-tax non-cash goodwill and intangible asset impairment charges of $153,000 and $14,467,000 are included in the results of fiscal 2010 and 2009, respectively;

•	declared a regular quarterly cash dividend of $0.05 per share payable September 7, 2010 to shareholders of record August 31, 2010; and

•	set the annual indicated cash dividend rate at $0.20 per share for fiscal 2011

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended June 30			Year Ended June 30
	2010	2009	% Change	2010	2009	% Change
Net Sales	$63,886	$50,185	27.3%	$254,402	$233,799	8.8%

Operating Income (Loss)	$293	$(825)		$1,909	$(14,411)

Net Income (Loss)	$727	$(257)		$1,424	$(13,414)

Earnings (Loss) Per Share (diluted)	$0.03	$(0.01)		$0.06	$(0.62)

	6/30/10	6/30/09
Working Capital	$73,568	$72,500
Total Assets	$173,845	$153,118
Long-Term Debt	$1,099	$--
Shareholders’ Equity	$144,218	$130,473

Fourth Quarter Fiscal 2010 Results

Net sales in the fourth quarter of fiscal 2010 were $63,886,000, an increase of 27.3% over last year’s fourth quarter net sales of $50,185,000.  Lighting Segment net sales increased 18.6% to $40,318,000 (sales to the Commercial / Industrial lighting market increased 6%), Graphics Segment net sales increased 11.5% to $16,074,000, Technology Segment net sales increased significantly to $1,927,000, the Electronic Components Segment net sales were $4,455,000 with no net sales in the prior year, and net sales of the All Other Category decreased 32.2% to $1,112,000.  The fiscal 2010 fourth quarter net income of $727,000, or $0.03 per share, compares to a fiscal 2009 fourth quarter net loss of $(257,000), or $(0.01) per share.  The Company recorded a pre-tax non-cash intangible asset impairment expense of $(153,000) in the fourth quarter of fiscal 2010 in its Lighting ($16,000) and Technology ($137,000) Segments, as compared to a pre-tax non-cash goodwill impairment expense of $(260,000) in its All Other Category in the fourth quarter of fiscal 2009.  Earnings or loss per share represents diluted earnings or loss per share.

Fiscal 2010 Results

Net sales in fiscal 2010 were $254,402,000, an increase of 8.8% over last year’s net sales of $233,799,000.  Lighting Segment net sales decreased (0.9)% to $159,105,000 (sales to the Commercial / Industrial lighting market decreased 18.9%), Graphics Segment net sales increased 12.6% to $68,395,000, Technology Segment net sales decreased 1.6% to $4,505,000, the Electronic Components Segment net sales were $16,116,000 with no net sales in the prior year,  and net sales of the All Other Category decreased 21.3% to $6,281,000.  The fiscal 2010 net income of $1,424,000, or $0.06 per share, compares to a fiscal 2009 net loss of $(13,414,000), or $(0.62) per share.  The Company recorded a pre-tax non-cash intangible asset impairment expense of $(153,000) [represents $0.01 per share inclusive of the income tax effect] in its Lighting ($16,000) and Technology Segments ($137,000), as compared to a pre-tax non-cash goodwill impairment expense of $(14,467,000) [represents $(0.62) per share inclusive of the income tax effect] in its Lighting ($11,185,000) and Graphics ($716,000) Segments, and in its All Other Category ($2,566,000) in fiscal 2009.  Earnings or loss per share represents diluted earnings or loss per share.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “Although operating results for fiscal 2010 improved over the prior fiscal year, the markets for our products continued to be depressed as a result of the general economic recession.  Our fourth quarter results showed a 27% increase in net sales.  Last time this year, fourth quarter sales had fallen 24% from the same period of fiscal 2008.  Although the U.S. economy has begun to grow again, construction spending in the non-residential market continues to be depressed.  This market normally lags improvement in the general economy and, in this instance, has also been adversely affected by a tight lending environment.

LSI Industries Inc. Fiscal 2010 Results
August 19, 2010

"There do appear to be early signs of an improving market.  During the fourth quarter our Lighting Segment net sales increased nearly 19%, and sales to the large commercial / industrial lighting market increased by 6%.  By comparison, during the fourth quarter of 2009, our Lighting Segment net sales decreased 29% and sales to the commercial / industrial lighting market segment decreased 33%.  We believe we are either gaining or holding market share and our solid-state lighting initiative continues to show strong interest and growth.  What is needed is the resumption of spending and growth in our end user markets.  Until then, we continue to work on improving efficiencies, reducing costs, developing new products (primarily solid-state LED), carefully managing our working capital, and maintaining financial strength.  When growth resumes we will be ready.

“While the Graphics business improved slightly in FY2010,  slow new construction and limited capital expenditures by our customers for remodels continues to limit the near term opportunities.  We have adjusted our operating costs to reflect the current volume levels and remain prepared to adjust quickly should new roll out programs develop.

"With a slowly improving outlook combined with a strong cash flow and solid balance sheet, we have elected to continue the current indicated annual cash dividend rate of $0.20 per share for fiscal 2011.  We believe that the cash dividends paid by LSI Industries are important to our shareholders and the current rate is comfortable for LSI.  It would be our intention to once again increase the cash dividend rate once actual market conditions and operating results improve.  LSI has paid regular cash dividends since 1989.

"We will be covering fiscal 2010 in a more detailed manner in our Annual Report to Shareholders.  However, I would like to briefly mention the following:

•
Applying the non-GAAP financial measures that management uses to evaluate business results, adjusted net income and earnings per share for fiscal 2010 were $2,785,000 and $0.12 per share, respectively.

•
At June 30, 2010, our cash balance was $17,417,000, our current ratio 3.85 to 1, and shareholders' equity was $144.2 million with long-term debt of only $1.1 million.  We have unused credit facilities of $35 million.  We plan to maintain our strong unlevered balance sheet which supports our planned growth, capital expenditures, cash dividends, and possible future acquisitions.

•	Our acquisition of AdL Technology about one year ago has proven to be very rewarding. This business contributes to our solid-state LED capabilities and has been fully integrated into LSI.

•
Our iZone Technology Center has been a hit with customers.  iZone has become an education center and an idea generator, a place where LSI can showcase its state-of-the-art, energy-saving lighting and graphics products.

•	We made solid progress reorganizing and upgrading our lighting sales management and independent sales rep agencies.

•	We initiated efforts to enter new geographic markets with our LED products, including Europe and the Middle East.

LSI Industries Inc. Fiscal 2010 Results
August 19, 2010

•
We were rewarded by receiving the largest domestic order on record, including significant follow-on additional business, for the energy efficient re-lighting program of a large national convenience store customer utilizing our solid-state LED lighting.

•	We made substantial investments to upgrade our metal fabrication capabilities to current computer-controlled technologies and to increase our digital printing capacity.

•	We continued to protect and enhance our solid-state LED position with new technology and developments protected by additional patents.

•
Our Graphics business is encouraged by the growth in our active digital signage business throughout fiscal 2010, and continues to see evidence that the activity level in the Quick Serve Restaurant and Convenience Store market segments indicate strong potential for fiscal 2011.

"As we look to fiscal 2011 and beyond, LSI Industries is well-positioned to capitalize on improvements in the economy and our niche and general markets both in lighting and graphics.  I look forward to reporting future progress and developments as the fiscal year progresses."

Balance Sheet

The balance sheet at June 30, 2010 included current assets of $99.4 million, current liabilities of $25.8 million and working capital of $73.6 million.  The current ratio was 3.85 to 1.  The Company has shareholders’ equity of $144.2 million, $1.1 million of long-term debt, and has borrowing capacity on its commercial bank facilities as of June 30, 2010 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable September 7, 2010 to shareholders of record as of August 31, 2010 and set the indicated annual cash dividend rate of $0.20 per share for fiscal 2011.  LSI Industries has paid regular cash dividends since 1989.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net income (loss) for the three and twelve month periods ended June 30, 2010 and 2009.  Adjusted net income (loss) and earnings (loss) per share, which excludes the impact of the impairment of goodwill and intangible assets as well as a contingency settlement on a menu board patent litigation, a loss on the sale of LSI Marcole, and costs associated with the acquisition of LSI ADL Technology is a non-GAAP financial measure.  We believe that this adjusted supplemental measure is useful in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these costs in our evaluation because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measure to net income (loss) for the periods indicated.

LSI Industries Inc. Fiscal 2010 Results
August 19, 2010

	Fiscal 2010		Fiscal 2009
	Dollars	Diluted EPS	Dollars	Diluted EPS
	(in thousands)		(in thousands)
Reconciliation of net income (loss) to adjusted net income:

Net income (loss)	$1,424	$0.06	$(13,414)	$(0.62)

Adjustment for the non-cash goodwill and intangible asset impairment charge, inclusive of the income tax effect	148	0.01	13,583	0.62

Adjustment for the loss on sale of LSI Marcole inclusive of the income tax effect	422	0.02	--	--

Adjustment for the acquisition deal costs and acquisition-related fair value inventory adjustment, inclusive of the income tax effect	791	0.03	--	--

Adjustment for the loss contingency related to the menu board patent litigation, inclusive of the income tax effect	--	--	125	0.01

Adjusted net income and earnings per share	$2,785	$0.12	$294	$0.01

	Fourth Quarter		Fourth Quarter Fiscal 2009
		Diluted EPS	Dollars	Diluted EPS
	(in thousands)		(in thousands)
Reconciliation of net income (loss) to adjusted net income (loss):

Net income (loss)	$727	$0.03	$(257)	$(0.01)

Adjustment for the non-cash goodwill and intangible asset impairment charge, inclusive of the income tax effect	148	0.01	200	0.01

Adjusted net income (loss) and earnings (loss) per share	$875	$0.04	$(57)	$(0.00)

LSI Industries Inc. Fiscal 2010 Results
August 19, 2010

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the economic strength and competitive nature of the geographic markets that the Company serves, interruption of supplies from the Company’s key suppliers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, the cyclical and seasonal nature of our business, the ability to retain key employees of acquired businesses and any other factors that may be identified in our reports filed with the Securities and Exchange Commission, including our Form 10-K.  You are cautioned to not place undue reliance on these forward-looking statements.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North American, South American, Asian, Australian, New Zealand and European markets.

Building upon its success with the Crossover® LED canopy fixture, LSI is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Company also designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment.  The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,400 people in facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.  More information on LSI’s quarterly earnings, including additional financial analysis and an earnings overview presentation, will also be available at this site after the Investor Call to be held at 3:00 p.m. Eastern Time today.

LSI Industries Inc. Fiscal 2010 Results
August 19, 2010

Condensed Statements of Operations

 (in thousands, except per
 share data; unaudited)
	Three Months Ended June 30		Fiscal Year Ended June 30
	2010	2009	2010	2009

Net sales	$63,886	$50,185	$254,402	$233,799

Cost of products sold	49,923	38,568	198,030	181,972
Loss on sale of subsidiary	--	--	639	--
Total cost of products sold	49,923	38,568	198,669	181,972

Gross profit	13,963	11,617	55,733	51,827

Selling and administrative expenses	13,517	12,182	53,671	51,571

Loss contingency	--	--	--	200

Goodwill or intangible asset impairment	153	260	153	14,467

Operating income (loss)	293	(825)	1,909	(14,411)

Interest (income), net	26	(6)	125	(8)

Income (Loss) before income taxes	267	(819)	1,784	(14,403)

Income tax (benefit) expense	(460)	(562)	360	(989)

Net income (loss)	$727	$(257)	$1,424	$(13,414)

Income (Loss) per common share
Basic	$0.03	$(0.01)	$0.06	$(0.62)
Diluted	$0.03	$(0.01)	$0.06	$(0.62)

Weighted average common shares outstanding
Basic	24,279	21,802	24,128	21,800
Diluted	24,284	21,802	24,134	21,800

Condensed Balance Sheets
 (in thousands, unaudited)
	June 30, 2010	June 30, 2009
Current Assets	$99,411	$92,117
Property, Plant and Equipment, net	44,911	42,043
Other Assets	29,523	18,958
	$173,845	$153,118

Current Liabilities	$25,843	$19,617
Long-Term Debt	1,099	--
Other Long-Term Liabilities	2,685	3,028
Shareholders’ Equity	144,218	130,473
	$173,845	$153,118